Exhibit 99.1

Press Release	Source: Pinnacle Systems, Inc.

Pinnacle Systems Announces Preliminary Sales Expectations for Third Quarter of Fiscal 2005

MOUNTAIN VIEW, Calif., April 13 /PRNewswire-FirstCall/ — Pinnacle Systems®, Inc. (Nasdaq: PCLE - News), a leader in digital video solutions, today announced its preliminary expectations of net sales for the third fiscal quarter ended March 31, 2005. The company currently anticipates third-quarter net sales of approximately $64 million to $66 million.

Pinnacle Systems’ prior outlook for the third quarter, as announced with second-quarter results on January 25, 2005, called for net sales of approximately $74 million to $77 million. This outlook included expected sales of approximately $4 million for Team Sports, the assets of which were subsequently sold to XOS Technologies, as announced on February 7, 2005. Excluding the anticipated sales contribution of Team Sports, the adjusted outlook for Pinnacle’s third-quarter net sales would have been $70 million to $73 million.

Additionally, on March 21, 2005, Avid Technology, Inc. (Nasdaq: AVID - News) and Pinnacle Systems announced a definitive agreement for Avid to acquire Pinnacle in a cash and stock transaction. Initial uncertainty regarding the potential impact of the transaction slowed orders from Pinnacle’s distribution channels, principally in Europe, in the last 10 days of the quarter. This also contributed to the company’s revised sales outlook.

Pinnacle Systems acknowledged that its current sales expectations are preliminary and subject to the closing of its books, management review and other customary accounting procedures related to quarterly financial results. The company plans to announce its complete financial results for the third fiscal quarter after the close of market on April 27, 2005.

The proposed acquisition of Pinnacle Systems by Avid Technology is subject to a number of closing conditions, including shareholder and regulatory approvals, and is expected to close in the second or third calendar quarter of 2005.

About Pinnacle Systems

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, in the Studio and on the Air. Pinnacle Systems’ award winning digital media solutions are in use around the world for broadcast, video and audio editing, DVD and CDR authoring and on the Internet. A recognized industry leader, the company has received nine prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at 650-526-1600 or at www.pinnaclesys.com.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Pinnacle Systems’ preliminary expectations of net sales for the third quarter of fiscal 2005 and current expectations for the close of its acquisition by Avid Technology, Inc. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to the company as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, Pinnacle Systems’ actual results may differ materially and adversely from those expressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, risks related to customer orders for the company’s current and future products and the possibility that the acquisition will not close or that the closing will be delayed due to antitrust regulatory review or other factors. Factors that could affect Pinnacle Systems’ business and financial results are detailed in the company’s periodic reports filed with the Securities and Exchange Commission (SEC), including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended June 30, 2004; its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2004 and December 31, 2004, respectively; and the Joint Proxy Statement/Prospectus to be filed in the future by Avid Technology and Pinnacle Systems. These documents are or will be on file with the SEC and available at the SEC’s website at www.sec.gov. All information set forth in this news release is made as of April 13, 2005, and Pinnacle Systems undertakes no obligation to revise or update publicly this information for any reason.

Additional Information

Avid plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction, and Avid and Pinnacle plan to file with the SEC and mail to their respective stockholders a Joint Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about Avid, Pinnacle, the transaction, and related matters. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they are available.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Avid and Pinnacle through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC from Avid by contacting Dean Ridlon, Investor Relations Director for Avid, at telephone number 978-640-5309, or from Pinnacle by contacting Deborah B. Demer of Demer IR Counsel, Inc. at telephone number 925-938-2678, extension 224.

Avid and Pinnacle, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Avid’s directors and executive officers is contained in Avid’s Form 10-K for the year ended December 31, 2004 and its proxy statement dated April 16, 2004, which are filed with the SEC and available free of charge as indicated above. Information regarding Pinnacle’s directors and executive officers is contained in Pinnacle’s Form 10-K for the year ended June 30, 2004 and its proxy statement dated September 30, 2004, which are filed with the SEC and available free of charge as indicated above. The interests of Avid’s and Pinnacle’s respective directors and executive officers in the solicitations with respect to the transactions in particular will be more specifically set forth in the Registration Statement and the Joint Proxy Statement/Prospectus filed with the SEC, which will be available free of charge as indicated above.